Exhibit 99

FOR IMMEDIATE RELEASE

October 27, 2004

CenterState Banks of Florida, Inc. Announces Third Quarter 2004

Operating Results and Declaration of Fourth Quarter Dividend

WINTER HAVEN, FL. – October 27, 2004 — CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) reported net income of $829,000, or $0.20 per share, for the quarter ended September 30, 2004, compared to $667,000, or $0.19 per share for the same quarter last year.

The Company reported net income of $3,390,000, or $0.91 per share, for the nine month period ending September 30, 2004, compared to $1,873,000, or $0.55 per share, for the same period last year. Included in the nine month period’s earnings, was a $1,844,000 ($1,150,000 after tax of $694,000) gain on the sale of two Lake County (Florida) branches. The branch sale included approximately $21 million of loans, $24 million of deposits and all of the related fixed assets (book value of approximately $1.6 million). Excluding the gain on the sale of the branches, net income would have been approximately $2,240,000, or $0.60 per share, compared to $1,873,000, or $0.55 per share for the same period last year. All per share amounts are expressed on a diluted basis.

Condensed consolidated income statements (unaudited) for the three month and nine month periods ending September 30, 2004 and 2003 are presented below.

Condensed Consolidated Income Statements (unaudited)

Amounts in thousands of dollars (except per share data)

	Three months ended Sept 30,		Nine months ended Sept 30,
	2004	2003	2004	2003
Net interest income	$5,449	$4,676	$15,451	$13,392
Provision for loan losses	(225)	(240)	(900)	(828)

Net interest income after loan loss provision	5,224	4,436	14,551	12,564
Non interest income	1,204	1,153	5,529	3,502
Non interest expense	(5,110)	(4,524)	(14,690)	(13,072)

Income before income tax	1,318	1,065	5,390	2,994
Income tax expense	(489)	(398)	(2,000)	(1,121)

NET INCOME	$829	$667	$3,390	$1,873

EPS (basic)	$0.20	$0.20	$0.93	$0.56
EPS (diluted)	$0.20	$0.19	$0.91	$0.55

Excluding sale of branches
Net income (pro forma)			$2,240	$1,873
EPS (basic) (pro forma)			$0.61	$0.56
EPS (diluted) (pro forma)			$0.60	$0.55

Reconciliation between Net Income and Pro Forma Net Income (i.e. excluding branch sale) (Nine month period ending September 30, 2004)
Amounts in thousands of dollars, except per share data		per share basic	per share diluted
Net Income	$3,390	$0.93	$0.91
Gain on sale of branches, net of tax of $694, or $0.19 per share, basic and diluted	(1,150)	$(0.32)	$(0.31)

Pro Forma Net Income	$2,240	$0.61	$0.60

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Condensed consolidated balance sheets (unaudited) at September 30, 2004 and December 31, 2003, are presented below.

Condensed Consolidated Balance Sheets (unaudited)

Amounts in thousands of dollars

	09/30/04	12/31/03
Cash and due from banks	25,304	24,843
Fed funds and money market	60,146	46,216
Investments	161,908	95,357
Loans	429,298	413,898
Allowance for loan losses	(5,532)	(4,850)
Other assets	36,637	33,432

TOTAL ASSETS	$707,761	$608,896

Deposits	615,714	538,235
Other borrowings	32,884	27,465
Other liabilities	1,867	1,233
Minority interest	120	—
Stockholders’ equity	57,176	41,963

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$707,761	$608,896

The Company paid a quarterly dividend of $0.06 per share on September 30, 2004 to all shareholders of record on September 15, 2004. The Company declared a quarterly dividend of $0.06 per share to be paid on December 31, 2004 to all shareholders of record on December 15, 2004.

CenterState Banks of Florida, Inc. is a multi bank holding company which operates through four wholly owned subsidiary banks with 25 locations in seven counties throughout Central Florida. The Company’s four subsidiary banks include First National Bank of Osceola County, Community National Bank of Pasco County, First National Bank of Polk County, and CenterState Bank of Florida.

The Company’s stock is listed on the NASDAQ national market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be addressed to Advest, Inc. (866-273-6661), FIG Partners, LLC (866-344-2657), or Ryan Beck & Co. (800-793-7226). For additional information contact James J. Antal, CFO, at 863-293-2600.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends”, “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved

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